Exhibit 99.1

Neiman Marcus Group LTD LLC Reports Third Quarter Results

DALLAS--(BUSINESS WIRE)--June 11, 2019--Neiman Marcus Group LTD LLC (the “Company”) today reported financial results for the third quarter ended April 27, 2019.

“We continue to drive innovation and are making long-term investments in technology and customer centric capabilities that will both enrich the shopping experience and position the company for long-term growth,” said Geoffroy van Raemdonck, Chief Executive Officer, Neiman Marcus Group.

For the third quarter ended April 27, 2019, the Company reported total revenues of $1.1 billion, representing a decrease in comparable sales of 1.5% from the same quarter a year ago. During the quarter, the Company reported a net loss of $31.2 million compared with a net loss of $19.9 million for the third quarter of fiscal year 2018. Adjusted EBITDA, which is described on page 10 of this release, for the third quarter was $126.5 million compared to Adjusted EBITDA of $143.8 million for the third quarter a year ago. Excluding MyTheresa, U.S. Adjusted EBITDA for the third quarter was $126.5 million compared to Adjusted EBITDA of $143.1 million for the third quarter a year ago.

For the 39 weeks ended April 27, 2019, the Company reported total revenues of $3.6 billion, representing an increase in comparable sales of 0.7%. The Company reported a net loss of $88.4 million for the 39 weeks ended April 27, 2019 compared with net earnings of $326.4 million in the prior year. The prior year included a provisional non-cash income tax benefit of approximately $386.2 million as described below under “Other Items”. Adjusted EBITDA for the 39 weeks ended April 27, 2019 was $396.1 million compared to $421.0 million for the same period in the prior year. Excluding MyTheresa, U.S. Adjusted EBITDA for the 39 weeks ended April 27, 2019 was $397.0 million compared to $410.5 million for the same period in the prior year.

Other Items. The Company recorded a provisional non-cash income tax benefit of approximately $386.2 million in year-to-date fiscal 2018 due to the impact of the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017.

In September 2018, the Company effected an organizational change as a result of which the entities through which the Company operated the MyTheresa business now sit directly under Neiman Marcus Group, Inc., the Company’s ultimate parent entity (the “Distribution”). Subsequent to the Distribution, the assets, liabilities and operating results of MyTheresa are excluded from the Company's Condensed Consolidated Financial Statements. In the Company's Condensed Consolidated Balance Sheets, the assets and liabilities of MyTheresa are excluded as of April 27, 2019 and included as of April 28, 2018. The Company's Condensed Consolidated Statements of Operations exclude the operating results of MyTheresa for the third quarter of fiscal year 2019 and include the operating results of MyTheresa for only the two months prior to the Distribution in the 39 weeks ended April 27, 2019. As it relates to the third quarter of fiscal year 2018 and the 39 weeks ended April 28, 2018, the operating results of MyTheresa are included for all periods presented.

For the third quarter ended March 31, 2019, NMG Germany GmbH and its subsidiaries (the "MyTheresa Group") reported net revenues of €97.5 million (or $110.7 million), an increase of 23.6% from the corresponding quarter in fiscal year 2018. This strong growth is in line with the continued success of the MyTheresa Group expanding its presence outside Europe. MyTheresa Group operative EBITDA increased from €0.2 million (or $0.7 million) in the third quarter of fiscal year 2018 to €4.1 million (or $4.4 million) in the corresponding quarter of the current fiscal year.

For the 39 weeks ended March 31, 2019, the MyTheresa Group net revenues were €272.0 million (or $311.5 million), representing growth of 25.7% to the corresponding period in fiscal year 2018. The MyTheresa Group continues to strengthen its top line performance with outstanding brand partnerships as well as high customer service. Operative EBITDA increased from €8.4 million (or $10.4 million) in fiscal year 2018 to €15.3 million (or $17.4 million) in fiscal year 2019. Operationally, the group has benefited from stable product margins, greater marketing efficiency and increasing scale effects. The success of the MyTheresa Group underlines its unique positioning in a high growth environment.

In the first quarter of fiscal year 2019, the Company adopted new accounting guidance which resulted in (i) the inclusion of income from the Company’s credit card program within revenues, (ii) the reclassification of components of net benefit costs from selling, general and administrative expenses and (iii) the gross balance sheet presentation of estimates for sales returns and recoverable inventories within other current assets. Certain prior period income statement amounts have been reclassified for comparability with the current year presentation related to the inclusion of income from the Company's credit card program within revenues and the correction of the Company's previous income statement classification of certain reserves for sales returns and promotional programs. The reclassifications had no net impact on net earnings (loss).

As previously disclosed in our Current Report on Form 8-K filed on March 25, 2019, the Company, certain of its affiliates, an ad hoc committee of holders (the “Noteholders”) of a majority of the Company's Cash Pay Notes and PIK Toggle Notes (together, the “Existing Notes”) and an ad hoc committee of holders (the “Term Lenders”) of a majority of outstanding term loans (the “Term Loans”) under the Company’s senior secured term loan facility entered into a transaction support agreement (the “Transaction Support Agreement”) regarding a comprehensive set of transactions to, among other things, extend the maturities of the Existing Notes and Term Loans by three years (the “Recapitalization Transactions”).

In connection with the Recapitalization Transactions, effective June 7, 2019 the Company amended the senior secured term loan facility (as amended, the “Amended Term Loan Facility”), converting 99.5% of the total outstanding principal amount of Term Loans into extended term loans that will mature in October 2023 (the “Extended Term Loans”), and entered into an amendment to the asset-based revolving credit facility to expand the collateral package securing the Company’s and other guarantors’ obligations thereunder. The Company also issued $550.0 million aggregate principal amount of new second lien notes due 2024 (the “New Second Lien Notes”) that accrue cash interest at 8.000% per annum and interest payable in kind at 6.000% per annum. The net proceeds from the issuance of New Second Lien Notes were used to prepay $526.9 million of Extended Term Loans and pay fees and a portion of the expenses related to the Recapitalization Transactions.

Concurrently with the consummation of the New Second Lien Notes offering and amendment and extension of the Company’s credit facilities, the Company completed private exchange offers and consent solicitations relating to its existing senior unsecured notes (the “Exchange Offers”) pursuant to which $879.3 million of Cash Pay Notes and $599.2 million of PIK Toggle Notes were exchanged at par for $730.5 million of new third lien notes due 2024, bearing cash interest at a rate of 8.000% per annum (the “New 8.000% Third Lien Notes”), $497.8 million of new third lien notes due 2024, bearing cash interest at a rate of 8.750% per annum, respectively (the “New 8.750% Third Lien Notes” and, together with the New 8.000% Third Lien Notes, the “New Third Lien Notes”), and an aggregate of 250,000,000 shares of Series A Preferred Stock of MYT Holding Co., an indirect wholly-owned subsidiary of Neiman Marcus Group, Inc. that indirectly holds MyTheresa.

In connection with the Exchange Offers, the Company solicited and received the required number of consents from holders of Existing Notes to execute supplemental indentures effecting certain amendments to the indentures governing the Existing Notes.

On June 7, 2019, concurrently with the consummation of the Recapitalization Transactions, the Company’s direct, wholly-owned subsidiary, The Neiman Marcus Group LLC, together with the holders of a majority of the outstanding principal amount of the 2028 Debentures and the trustee, amended the indenture governing the 2028 Debentures (the “2028 Debentures Indenture”). Among other things, the amendment provides for “equal and ratable” liens on certain owned real estate properties, real estate ground leases and real estate operating leases of The Neiman Marcus Group LLC and its subsidiaries and on shares of capital stock and indebtedness of certain subsidiaries, in each case pari passu with the Extended Term Loans.

Conference Call. A live webcast of the earnings conference call can be accessed through the Investor Information section of the Neiman Marcus Group LTD LLC website at www.neimanmarcusgroup.com on Tuesday, June 11, 2019 beginning at 9:00 a.m. Central Daylight Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus Group LTD LLC website at www.neimanmarcusgroup.com.

Non-GAAP Financial Measures. In this press release, the Company's financial results are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using certain non-GAAP financial measures, including Adjusted EBITDA. This non-GAAP financial measure is included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measure to monitor and evaluate the performance of its business and believes the presentation of this measure enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance relative to other companies in its industry. For more information regarding the Company’s use of non-GAAP financial measures, including the definition of Adjusted EBITDA, and a reconciliation of such financial measures to net earnings (loss), a GAAP measure, see “Non-GAAP Financial Measures” on page 10 of this press release.

Forward-Looking Statements. This press release contains forward-looking statements. In many cases, forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “plan,” “predict,” “expect,” “estimate,” “intend,” “would,” “will,” “could,” “should,” “anticipate,” “believe,” “project” or “continue” or the negative thereof or other similar expressions. The forward-looking statements contained in this press release reflect the Company’s views as of the date of this press release and are based on our expectations and beliefs concerning future events, as well as currently available data as of the date of this press release. While the Company believes there is a reasonable basis for its forward-looking statements, they involve a number of risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results, performance or achievements to differ significantly from those expressed or implied in any forward-looking statement. Therefore, these statements are not guarantees of future events, results, performance or achievements and you should not rely on them. A variety of factors could cause the Company’s actual results to differ materially from the anticipated or expected results expressed in the Company’s forward-looking statements, including those factors described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. You should keep in mind that the forward-looking statements contained in this press release speak only as of the date of this press release. Except to the extent required by law, the Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

NEIMAN MARCUS GROUP LTD LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	April 27, 2019	April 28, 2018

ASSETS
Current assets:
Cash and cash equivalents	$38,579	$38,851
Credit card receivables	51,868	52,599
Merchandise inventories	1,064,956	1,180,141
Other current assets	282,968	111,416
Total current assets	1,438,371	1,383,007

Property and equipment, net	1,533,899	1,566,541
Intangible assets, net	2,592,896	2,763,609
Goodwill	1,753,245	1,891,062
Other long-term assets	40,589	45,001
Total assets	$7,359,000	$7,649,220

LIABILITIES AND MEMBER EQUITY
Current liabilities:
Accounts payable	$242,071	$292,909
Accrued liabilities	479,941	503,858
Current portion of long-term debt	29,426	29,426
Total current liabilities	751,438	826,193

Long-term liabilities:
Revolving credit facilities	455,000	171,731
Long-term debt, net of debt issuance costs	4,456,489	4,465,839
Deferred income taxes	686,730	750,494
Other long-term liabilities	632,282	605,577
Total long-term liabilities	6,230,501	5,993,641

Total member equity	377,061	829,386
Total liabilities and member equity	$7,359,000	$7,649,220

NEIMAN MARCUS GROUP LTD LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Thirteen weeks ended		Thirty-nine weeks ended
(in thousands)	April 27, 2019	April 28, 2018	April 27, 2019	April 28, 2018

Net sales	$1,049,418	$1,155,304	$3,522,525	$3,731,032
Other revenues, net	7,822	10,966	33,226	36,895
Total revenues	1,057,240	1,166,270	3,555,751	3,767,927
Cost of goods sold including buying and occupancy costs	678,257	746,591	2,337,040	2,466,845
Selling, general and administrative expenses	258,608	280,223	844,592	896,937
Depreciation expense	49,865	53,188	148,368	161,844
Amortization of intangible assets	10,535	11,517	32,413	35,181
Amortization of favorable lease commitments	12,352	12,785	37,414	38,354
Other expenses	6,412	10,849	27,736	26,303

Operating earnings	41,211	51,117	128,188	142,463

Benefit plan expense, net	873	463	2,618	1,388
Interest expense, net	83,136	77,651	245,119	230,298

Loss before income taxes	(42,798)	(26,997)	(119,549)	(89,223)

Income tax benefit	(11,615)	(7,116)	(31,189)	(415,657)

Net earnings (loss)	$(31,183)	$(19,881)	$(88,360)	$326,434

NEIMAN MARCUS GROUP LTD LLC
OTHER OPERATING DATA
(UNAUDITED)

OTHER DATA:

	Thirteen weeks ended		Thirty-nine weeks ended
(in millions)	April 27, 2019	April 28, 2018	April 27, 2019	April 28, 2018

Change in comparable sales (1)	(1.5)%	7.3%	0.7%	5.9%

Capital expenditures	$48.3	$44.0	$132.3	$109.8

Rent expense	27.9	31.5	83.0	90.7

Adjusted EBITDA	$126.5	$143.8	$396.1	$421.0

(1) Comparable sales for the third quarter of fiscal year 2019 exclude sales from MyTheresa operations. Comparable sales for year-to-date fiscal 2019 include sales from MyTheresa operations only for August and September.

NEIMAN MARCUS GROUP LTD LLC NON-GAAP FINANCIAL MEASURES (UNAUDITED)

To supplement the Company’s financial information presented in accordance with GAAP, it uses Adjusted EBITDA to monitor and evaluate the performance of its business and believes the presentation of this measure enhances investors’ ability to analyze trends in its business and evaluate its performance relative to other companies in its industry. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, further adjusted to eliminate the effects of items management does not believe are representative of the Company’s ongoing performance. This financial metric is not a presentation made in accordance with GAAP.

Adjusted EBITDA should not be considered as an alternative to operating earnings or net earnings (loss) as a measure of operating performance. In addition, Adjusted EBITDA is not presented as and should not be considered as an alternative to cash flows as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.

These limitations include the fact that Adjusted EBITDA: (i) excludes certain tax payments that may represent a reduction in cash available to the Company; (ii) excludes certain adjustments for purchase accounting; (iii) does not reflect changes in, or cash requirements for, the Company’s working capital needs, capital expenditures or contractual commitments; (iv) does not reflect the Company’s significant interest expense; and (v) does not reflect the cash requirements necessary to service interest or principal payments on the Company’s debt. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in the Company’s industry may calculate Adjusted EBITDA differently than it does, limiting its usefulness as a comparative measure.

In calculating these financial measures, the Company makes certain adjustments that are based on assumptions and estimates that may prove inaccurate. In addition, in the future the Company may incur expenses similar to those eliminated in this presentation. The following table reconciles net earnings (loss) as reflected in the Company’s Condensed Consolidated Statements of Operations prepared in accordance with GAAP to Adjusted EBITDA (figures may not sum due to rounding):

	Thirteen weeks ended		Thirty-nine weeks ended
(in millions)	April 27, 2019	April 28, 2018	April 27, 2019	April 28, 2018

Net earnings (loss)	$(31.2)	$(19.9)	$(88.4)	$326.4
Income tax benefit	(11.6)	(7.1)	(31.2)	(415.7)
Interest expense, net	83.1	77.7	245.1	230.3
Depreciation expense	49.9	53.2	148.4	161.8
Amortization of intangible assets and favorable lease commitments	22.9	24.3	69.8	73.5
EBITDA	$113.1	$128.1	$343.8	$376.5

Expenses incurred in connection with strategic initiatives	6.3	8.9	22.4	10.7
Expenses incurred in connection with openings of new stores / remodels of existing stores	8.3	1.8	18.6	4.1
Non-cash rent expense	1.9	5.2	5.7	9.6
Non-cash stock compensation and other long-term cash incentives	(3.2)	3.0	0.4	13.2
Expenses and liquidation markdowns related to store closures	—	1.3	—	14.8
Expenses related to Cyber-Attack, net of insurance recoveries	—	—	—	1.1
Non-cash gain related to change in vacation policy	—	(5.3)	—	(14.3)
Other expenses	0.1	0.6	5.3	5.3
Adjusted EBITDA (1)	$126.5	$143.8	$396.1	$421.0
Less: MyTheresa Adjusted EBITDA (1)	—	0.7	(0.9)	10.4
U.S. Adjusted EBITDA	$126.5	$143.1	$397.0	$410.5

(1) Includes Adjusted EBITDA related to the Company's MyTheresa operations of $0.7 million for the third quarter of fiscal year 2018, losses of $0.9 million for year-to-date fiscal 2019 and earnings of $10.4 million for year-to-date fiscal 2018.

CONTACT:
Mark Anderson
Director - Finance and Investor Relations
(214) 757-2934